Exhibit 3.61

ATLANTIC AUBURNDALE, LLC

(A Delaware Limited Liability Company)

LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is made effective as of November 21, 2008, by the party listed on the signature page hereof (the “Member”).

RECITALS

A.                                  The Member has created a limited liability company, to be called Atlantic Auburndale, LLC (the “Company”), under and pursuant to the Delaware Limited Liability Company Act codified at Del. Code Ann. tit. 6, §§18-101 et. seq. (the “Act”), for the purpose of, investing, reinvesting and managing the assets of the Company and engaging in other business activities authorized under the Act.

B.                                    The rights, powers, duties and obligations of the Member, and the management, operations and activities of the Company, shall be governed by this Agreement.

TERMS OF AGREEMENT

In furtherance of the foregoing Recitals, the Member declares as follows:

ARTICLE 1

ORGANIZATION

Section 1.1.                                  Formation; Name. The Member has executed this Agreement for the purpose of establishing and governing the Company. The name of the Company shall be “Atlantic Auburndale, LLC.”

Section 1.2.                                  Certificate of Formation; Foreign Qualification. On November 7, 2008, Mitchell D. Carroll, as an authorized person of the Company, formed the Company by executing and delivering a Certificate of Formation to the Secretary of State of the State of Delaware in accordance with and pursuant to the Act. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 1.3.                                  No State Law Partnership; Liability to Third Parties. The Member intends that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other

Member, if applicable, for any purposes other than federal and state tax purposes, and that this Agreement not be construed to suggest otherwise. Except as otherwise required by law, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

Section 1.4.                                  Principal Place of Business. The principal place of business of the Company shall be located at 200 Clarendon St., 25th Floor, Boston, MA 02116, or at such other address as shall be designated from time to time by the Member.

ARTICLE 2

PURPOSES AND POWERS, REGISTERED OFFICE AND REGISTERED AGENT,

AND TERM OF COMPANY

Section 2.1.                                  Purposes and Powers. The Company has been formed for the purpose of (a) investing and reinvesting the assets invested (as capital contributions) by the Member in the Company, and (b) conducting any business that may lawfully be conducted by a limited liability company formed under the Act. The Company shall have all of the powers granted to a limited liability company under the laws of the State of Delaware.

Section 2.2.                                  Registered Agent. The registered agent for service of process on the Company in the State of Delaware shall be the Corporation Trust Company, whose address is 1209 Orange Street, Wilmington, DE 19801.

Section 2.3.                                  Term. The term of the Company shall commence on the date the Certificate of Formation of the Company is filed with the Delaware Secretary of State and shall continue until dissolved or terminated pursuant to law or the provisions of this Agreement.

ARTICLE 3

CAPITAL CONTRIBUTIONS

Section 3.1.                                  Member’s Contributions. Contemporaneously with the execution of this Agreement, the Member shall make an initial contribution to the capital of the Company. Additional contributions to capital to the Company shall be made from time to time in such amounts as may be determined by the Member.

Section 3.2.                                  Return of Contributions. The Member shall be entitled to the return of its contributions to capital of the Company upon the terms and conditions contained in this Agreement. No interest shall be due or payable on either the Member’s capital account or its capital contribution. Any unreturned capital contribution shall not be a liability of the Company.

ARTICLE 4

PROFITS AND LOSSES; DISTRIBUTIONS; ACCOUNTING MATTERS

Section 4.1.                                  Allocation of Profits and Losses. All income, gain, loss, deductions and credits of the Company shall be allocated to the Member.

Section 4.2.                                 Distributions. Subject to applicable law and any limitations contained elsewhere in this Agreement, the Company may elect from time to time to make distributions to the Member.

Section 4.3.                                  Books, Fiscal Year. The books of the Company shall be kept on the accrual basis and in accordance with United States generally accepted accounting principles consistently applied. The fiscal year of the Company shall be the calendar year.

Section 4.4.                                  Tax Returns. The Member shall cause to be prepared and filed all necessary federal and state tax returns for the Company.

ARTICLE 5

MEMBER MANAGEMENT

Section 5.1.                                 Management by Member. (a) The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Member, and (b) the Member may make all decisions and take all actions for the Company not otherwise provided for in this Agreement. Subject to the provisions of this Agreement, the Member may from time to time determine to delegate such decision-making power to any officers that may be appointed in accordance with Section 5.2 (each, an “Officer”) or any other body or representative.

Section 5.2.                                 Officers. The Member shall appoint Officers of the Company as required by law and as the Member may, from time to time, deem necessary, advisable or convenient. The Member may delegate such of its authorities and responsibilities to an Officer or any other party as the Member may elect. The Officers of the Company will exercise the powers and perform the duties delegated to such Officers by the Member in accordance with this Agreement. The Officers will hold office until their successors are appointed and qualified, unless a vacancy results from the death, resignation or removal of such Officer from office by the Member. The Member is empowered to fill any vacancy in any office of the Company and to remove any Officer, with or without cause, at any time and in its sole discretion. All of the Officers of the Company shall be appointed by the Member. Any one or more offices may be held by the same person. Any Officer may resign at any time by giving written notice of such resignation to the Member. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon acceptance thereof by the Member. As of the date hereof, the Officers of the Company shall be those as listed on Schedule 1 hereto.

ARTICLE 6

INDEMNIFICATION

Section 6.1.                                  Indemnification of Member. The Company agrees to indemnify the Member to the fullest extent permitted by law, and to save and hold the Member harmless from, and in respect of, all of the following: (1) fees, costs and expenses incurred in connection with or resulting from any claim, action or demand against the Member or the Company that arise out of or in any way relate to the Company, its properties, business or affairs, and (2) such claims, actions and demands, and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand. Expenses, including attorneys’ fees, incurred by the Member in defending any proceeding referred to in this section, shall be paid by the Company, in advance of the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the Member to repay such amount, if it shall ultimately be determined that such Member is not entitled to be indemnified by the Company as authorized in this section.

ARTICLE 7

TRANSFERS

The Member shall have the right to sell, transfer or assign an interest in the Company (an “Interest”) at any time and in any manner that is permitted by the Act, either voluntarily or by operation of law. The Member may also encumber, collaterally assign, mortgage or pledge its Interest to secure financing for the Member or its affiliates. The Member may Transfer all or a portion of its Interest. In the event of the Transfer of less than all of the Member’s Interest, the transferee shall become a Member of the Company. In the event of the Transfer of all the Member’s Interest, the transferee shall succeed to all the Member’s rights under this Agreement. Upon the Transfer of the Member’s Interest, the transferee shall become a Member of the Company upon the completion of the Transfer without any further action. As used in this Article, “Transfer” means any sale, assignment (other than a collateral assignment) or conveyance and any transfer occurring as a result of or in connection with the enforcement or realization by a secured party of its security interest granted by means of any encumbrance, collateral assignment, mortgage or pledge by a Member of all or any portion of its Interest, whether occurring voluntarily or by operation of law or the disposition of any Interest pursuant to a foreclosure or sale in lieu of a foreclosure.

ARTICLE 8

DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY

Section 8.1.                                  Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of the following:

(a)                                        the written election of the Member to dissolve; or

(b)                                       an entry of a decree of judicial dissolution of the Company.

Section 8.2.                                   Liquidation and Termination. On dissolution of the Company, the Member shall act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to manage the Company assets with all of the power and authority of the Member. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the liquidator to minimize any losses resulting from liquidation. The liquidator, as promptly as possible after dissolution, shall apply the proceeds of liquidation as set forth in the remaining sections of this Article.

Section 8.3.                                  Payment of Debts. The assets shall first be applied to the payment of the expenses of liquidation and the liabilities of the Company.

Section 8.4.                                  Remaining Distribution. The remaining assets shall then be distributed to the Member.

Section 8.5.                                  Reserve. Notwithstanding the foregoing provisions, the liquidator may retain such amount as it deems necessary as a reserve for any contingent liabilities or obligations of the Company, which reserve, after the passage of a reasonable period of time, shall be distributed pursuant to the provisions of this Article.

Section 8.6.                                  Final Accounting. The Member shall be furnished with a statement prepared by the Company’s certified public accountants, which shall set forth the assets and liabilities of the Company as of the date of the complete liquidation. Upon the compliance by the liquidator with the foregoing distribution plan, the liquidator shall execute and cause to be filed a Certificate of Cancellation and any and all other documents necessary with respect to termination and cancellation of the Company under the Act.

ARTICLE 9

AMENDMENTS

No amendment of this Agreement will be enforceable unless set forth in writing and signed by the Member.

ARTICLE 10

MISCELLANEOUS

Section 10.1.                            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 10.2.                            Titles and Captions. All titles and captions are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

Section 10.3.                            Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

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IN WITNESS WHEREOF, the Member has caused this Agreement to be executed and delivered by its duly-authorized representative as of the day and year first above written.

MEMBER:

HARBOR CAPITAL HOLDINGS, LLC

By:	Atlantic Power Holdings, LLC,
its Sole Member

	By:	Atlantic Power Management, LLC,
its Manager

	By:	/s/ Barry Welch
	Name:	Barry Welch
	Title:	President

Signature Page to Atlantic Auburndale LLC Agreement

SCHEDULE 1

INCUMBENCY OF OFFICERS

Name	Office	Specimen Signature

Barry E. Welch	President	/s/ Barry E. Welch

Patrick Welch	Vice President	/s/ Patrick Welch

Paul Rapisarda	Vice President	/s/ Paul Rapisarda

Schedule 1 to Atlantic Auburndale LLC Agreement